VOTING AGREEMENT



THIS VOTING AGREEMENT (this "Agreement"), dated as of November 10,
 2009, is made and entered into by and among FCP Fund I, L.P., a Delaware limited partnership ("Parent"), FCP/ACPT Acquisition Company, Inc., a
Maryland corporation and an indirect subsidiary of Parent ("MergerSub" and together with Parent, the "Buyer Parties"), and certain holders of common shares of beneficial interest ("Shares") in American Community Properties Trust, a Maryland real estate investment trust ("ACPT"), identified in Exhibit
 A attached hereto (each a "Arbiter Group Shareholder" and collectively, the "Arbiter Group Shareholders").

	WHEREAS, ACPT and the Buyer Parties have agreed to effect a merger transaction through a merger of Merger Sub with and into ACPT (the "Merger"), with ACPT being the surviving entity ("New ACPT"), on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, dated as of September 25, 2009, by and among ACPT and the Buyer Parties (the "Merger Agreement"), and in accordance with the Maryland REIT Law and the Maryland General Corporation Law;

WHEREAS, Parent and the Arbiter Group Shareholders desire for the Arbiter Group
 Shareholders to become at or shortly after the Merger a direct or indirect equity investor in New ACPT, on the terms and subject to the conditions set forth in that certain Contribution and Partnership Interest Purchase Agreement, dated as of November 10, 2009, by and among Parent, the Arbiter Group Shareholders and T Street Investors, LLC, an affiliate of the Arbiter Group Shareholders (the "Purchase Agreement");

	WHEREAS, the Arbiter Group Shareholders collectively own, in the aggregate, 829,529 common shares, par value $0.01 per share, of ACPT (including any equity interests into which such common shares may be converted or exchanged after the date hereof, the "Arbiter Group Shares")
 (such Arbiter Group Shares, together with any other equity interests in ACPT acquired by the Arbiter Group Shareholders after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

WHEREAS, as an inducement to Parent to enter into the Purchase Agreement and incur the obligations set forth therein, Parent requires that each Arbiter Group Shareholder enter into this Agreement, and the Arbiter Group Shareholders desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. 	Definitions.  Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

Section 2. 	Representations and Warranties of the Arbiter Group Shareholders.
  Each Arbiter Group Shareholder hereby, jointly and severally, represents and warrants to the Buyer Parties as follows:

(a)	Organization; Authority.  Each of Isaac Grandchildren's Trust and
Marjorie S. Isaac u/w/o Irving H. Isaac Marital Trust is a trust duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Arbiter Partners, L.P. is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Isaac Brothers, L.L.C. (together with Isaac Grandchildren's Trust, Marjorie S. Isaac u/w/o Irving H. Isaac Marital Trust and Arbiter Partners,L.P., the "Entity Shareholders" and each, an "Entity Shareholder") is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
Each Entity Shareholder has the requisite trust, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to consummatethe transactions contemplated hereby. The execution and delivery by each Entity Shareholder of this
 Agreement and the consummation by each Entity Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporateor similar action by such Entity Shareholder or by its trustee, general partner or managing member, as applicable. Each
 Arbiter Group Shareholder that is not also anEntity Shareholder has full legal right, capacity, power and authority to execute this Agreement and to consummate the transactions contemplated hereby.

(b)	Binding Obligation.  This Agreement has been duly executed and deliveredby each Arbiter Group Shareholder and constitutes a legal, valid and binding obligation of each Arbiter Group Shareholder, enforceable in accordance with its terms.

(c) 	No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, require any consent or approval, or constitute a default (with or without notice or lapse of time or both) under any provision of, the organizational documents of any Entity Shareholder or any trust agreement, loan or credit agreement,note, bond, mortgage, indenture, lease or other agreement, instrument, permit,concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any Arbiter Group Shareholder or to any Arbiter Group Shareholder's property or assets. No authorization, consent or approval of, or any filing with, any public body or authority is necessary for consummation by any Arbiter Group Shareholder of the transactions contemplated by this Agreement.


(d) 	The Subject Shares.  Each Arbiter Group Shareholder is the sole record and beneficial owner of, and has good and marketable title to, the number of Shares set forth opposite the name of such Arbiter Group Shareholder in
Exhibit A,free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim, other than normal and customary pledges madeto certain banking institutions in connection with loan agreements that havebeen entered into by the Arbiter Group Shareholders. Other than the Shares owned by certain exempted persons set forth in Exhibit A, whose
Shares may be deemed to be beneficially owned by Paul J. Isaacs (and for which he disavows beneficial ownership), no Arbiter Group Shareholder owns, of record or beneficially,any Shares other than as set forth opposite the name of such Arbiter Group Shareholderin Exhibit A. Paul J. Isaac is the manager and the general partner of Isaac Brothers,L.L.C. and Arbiter Partners, L.P., respectively, and as such, he has sole dispositive and voting powers over the Shares owned by such entities. In addition, Paul J. Isaac has shared voting and dispositive powers over the Shares owned by each of Abigail E. Isaac, Johanna H. Isaac, Samuel F. Isaac and Karen C. Isaac.
Paul J. Isaac also serves as the trustee for each of Isaac Grandchildren's
 Trust and Marjorie S. Isaac u/w/o Irving H. Isaac Marital Trust and as such, he has voting and dispositive powers of the Shares owned by such trusts. Except as set forth in this Section 2(d), each Arbiter
Group Shareholder has the sole right to vote, or to dispose of, the number of Shares set forth opposite the name of such Arbiter Group Shareholder inExhibit A, and none of such Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating any Arbiter Group Shareholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a "Transfer"), or cause to be Transferred, any of the Subject Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(e) 	Litigation.  No Arbiter Group Shareholder has received notice of, and thereis no pending, or, to the knowledge of any Arbiter Group Shareholder, threatened, action, suit, claim, arbitration, proceeding or investigation against, affecting orinvolving any Arbiter Group Shareholder relating to, or affecting in any manner, the Subject Shares, or that questions the validity of this Agreement or any actiontaken or to be taken by any Arbiter
 Group Shareholder in connection with this Agreement.

Section 3. Covenants of the Arbiter Group Shareholders. Until the termination of this Agreement in accordance with Section 4, each Arbiter Group
Shareholder agrees as follows:

(a) Agreement to Vote in Favor. At any meeting of the shareholders of ACPT calledto vote upon the Merger and the Merger Agreement or at any adjournment thereof or inany other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Merger and the Merger Agreement is sought, each Arbiter Group Shareholdershall vote (or cause to be voted) its Subject Shares, or any other Shares owned by any Non-Affiliated Shareholder identified on Exhibit A attached hereto("Non-Affiliated Shareholders") for which such Arbiter Group Shareholder has received a proxy to vote with respect to the Merger, the Merger Agreement and theother transaction contemplated by the Merger Agreement
(the "Proxy Shares"),in favor of the approval of the Merger and the Merger Agreement and each of the transactions contemplated by the Merger Agreement (including, without limitation,the Company Charter
Amendment (as defined in the Merger Agreement)), regardless of whether or not the Merger is based on the terms and conditions set forth inthe Merger Agreement or as may be modified and agreed to between Parent and ACPT pursuantto an amendment or modification to the Merger Agreement.

(b)	Agreement to Vote Against.  At any meeting of the shareholders of ACPT or at any adjournment thereof or in any other circumstances upon which a vote, consentor other approval of all or some of the shareholders of ACPT is sought, each Arbiter GroupShareholder shall vote (or cause to be voted) its Subject Shares and any Proxy Shares against (i) any merger agreement or merger
(other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by ACPT or any Acquisition Proposal, (ii) any amendment of ACPT's Amended and Restated Declaration of Trust or Amendedand Restated Bylaws or other proposal or transaction involving ACPT or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger
Agreement or any of the other transactions contemplated by the Merger
 Agreement or change in any manner the voting rights of Shares, and (iii) any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of ACPT in the Merger Agreement.

(c)	Restrictions on Transfer.  (i) Each Arbiter Group Shareholder agrees not to,directly or indirectly, (A) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transferof, any Subject Shares to any Person, other than pursuant to the Merger Agreement or (B) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement or as set forth in Section 2(d) hereof; and (ii) Paul I. Isaac agrees to use commercially reasonable efforts to prevent the Non-Affiliated Shareholders from taking any of the actions describedin clauses (A) and (B) above other than, with respect to the actions d
escribed in clause
(B), as set forth in Section 2(e)(v) hereof.

(d)	Legend.  Each Arbiter Group Shareholder agrees to cooperate
with the Buyer Parties and ACPT to cause the transfer agent of ACPT to place a restricted or similar legend on one or more certificates evidencing the Subject Shares (if certificated) and/or in the electronic ledger maintained by the transfer agent to note the transactions contemplated by, and the various restrictions contained in, this Agreement with respect to the
Subject Shares.

(e)	Additional Covenants.

(i)	Each Arbiter Group Shareholder hereby agrees not to take any action that would make any representation or warranty of the Arbiter Group Shareholders contained herein untrue or incorrect or have the effect of preventing, impeding,or in any material respect, interfering with or adversely affecting the performanceby the Arbiter Group Shareholders of their obligations under this Agreement;

(ii)	Each Arbiter Group Shareholder hereby waives any rights of appraisal or rights of dissent from the Merger that such Arbiter Group Shareholder may have;

(iii)	Each Arbiter Group Shareholder hereby agrees to promptly notify Parent of the number of any new Shares acquired by the Arbiter Group Shareholders, if any, after the date hereof, which Shares shall be subject to the terms of this
Agreement as though owned by the Arbiter Group Shareholders on the date hereof;


(iv)	Each Arbiter Group Shareholder hereby authorizes Parent and ACPT to publishand disclose in any announcement or disclosure required by the U.S. Securities and Exchange Commission and in ACPT's proxy statement any Arbiter
 Group Shareholder's identity and ownership of the Subject Shares and the nature of such Arbiter Group Shareholder's obligation under this Agreement, provided that such Arbiter Group Shareholder is provided with a reasonable opportunity to review and comment on such disclosure; and

(v)	Paul I. Isaac shall obtain, prior to any meeting of the shareholders of ACPT called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Merger and the Merger Agreement is sought, irrevocable proxies from each of the Non-Affiliated Shareholders authorizing him to attend and represent such Non-Affiliated Shareholder at such meeting and cast on behalf of such Non-Affiliated Shareholder all votes entitled to be cast by such
Non-Affiliated Shareholder.

Section 4. 	Termination.  This Agreement shall terminate (i) upon the
earlier of (A) the Effective Time, (B) sixty (60) calendar days following the termination of the Merger Agreement by ACPT to enter into a definitive agreement with respect to a Superior Proposal (as defined in the Merger Agreement)in accordance with the terms of the Merger Agreement and (C) sixty
 (60) calendar days following the termination of the Purchase Agreement, or
(ii) at any time uponnotice by the Buyer Parties. No party hereto shall be relieved from any liabilityfor breach of this Agreement by reason of any such termination.

Section 5.	Governing Law.  This Agreement shall be governed by and
construedin accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state.

Section 6.	Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocablywaives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedingin any such court or that any such suit, action or proceeding brought in any suchcourt has been brought in an inconvenient forum. Process in any such suit, actionor proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each arty agrees that service of process on such party as provided in Section 11 shall be deemed effective service of process on such party.

Section 7.	Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY
IRREVOCABLYWAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL
PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE
TRANSACTIONS CONTEMPLATED HEREBY.

Section 8. Specific Performance. Each Arbiter Group Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements of the Arbiter Group Shareholders contained in this Agreement relate to special, unique and extraordinarymatters, and (ii) a violation of any of the terms of such covenants, obligations oragreements will cause the Buyer Parties irreparable injury for which adequate remediesare not available at law.
  Therefore, each Arbiter Group Shareholder agrees that the Buyer
Parties shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Arbiter Group Shareholders from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Buyer Parties may have.

Section 9. 	Amendment, Waivers, Etc.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Buyer Parties and the Arbiter
Group Shareholders. No provision of this Agreement may be waived, discharged or terminated other thanby an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 10. 	Assignment; No Third Party Beneficiaries.  This
Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that Parent may, inits sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any of its affiliates and Parent may substitute any direct or indirect subsidiary for MergerSub. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving
 anyPerson, other than the parties hereto and their heirs, successors, legal representativesand permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.


Section 11. 	Notices.  All notices, requests, claims, demands and other
communicationsto any party hereunder shall be in writing
(including facsimile transmission) and shall be given
(and shall be deemed to have been duly given upon receipt) by delivery in person,by prepaid overnight courier (providing proof of delivery), by facsimile or by registeredor certified mail (postage prepaid, return receipt requested)
 to the respective parties atthe following addresses or facsimile numbers:

			if to the Buyer Parties, to:

FCP Fund I, L.P.
c/o Federal Capital Partners
1000 Potomac Street, Suite 120
Washington, D.C.  20007
Facsimile:	(202) 333-6030
Attention:	Lacy I. Rice

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, D.C. 20004
Facsimile:	(202) 637-5910
Attention:	David W. Bonser
		Alexander J. Park

if to any of the Arbiter Group Shareholders, to the address listed next to such Arbiter Group Shareholder's name in Exhibit A;

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.	Remedies.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall becumulative and not exclusive of any rights or remedies provided by law.

Section 13.	Severability.  If any term, provision, covenant or
restriction of thisAgreement is held by a court of competent jurisdiction or other authority to be invalid,void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.


Section 14.	Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 15.	Further Assurances.  The Arbiter Group Shareholders shall,
 upon the request of Parent, execute and deliver such documents and take such action deemed by Parent to be reasonably necessary to effectuate the purposes of this Agreement.

Section 16.	Section Headings.  The article and section headings of this
 Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 17.	Counterparts.  This Agreement may be executed in one or
 more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


[SIGNATURE PAGES FOLLOW]
	IN WITNESS WHEREOF, each party hereto has executed and delivered this Agreement, or has caused this Agreement to be duly executed and delivered on its behalf, as of the date first set forth above.


BUYER PARTIES:

FCP FUND I, L.P.

By:	FCP Fund I GP, LLC, its General Partner


By:
Name:  Lacy I. Rice
Title:    Class A Member


FCP/ACPT ACQUISITION COMPANY, INC.


By:
Name: Lacy I. Rice
Title:   President


ARBITER GROUP SHAREHOLDERS:

ARBITER PARTNERS, L.P.


By:
Name:
Title:


ISAAC BROTHERS, L.L.C.


By:
Name:
Title:




ISAAC GRANDCHILDREN'S TRUST


By:
Name:
Title:


MARJORIE S. ISAAC U/W/O IRVING H. ISAAC MARITAL TRUST


By:
Name:
Title:



_____________________________________
Paul J. Isaac



_____________________________________
Johanna H. Isaac



_____________________________________
Samuel F. Isaac



_____________________________________
Karen C. Isaac



EXHIBIT A
Arbiter Group Shareholders
I.	Arbiter Group Shareholders

Holder

Address
Number of
Shares Owned
Arbiter Partners, L.P.

484,329
Paul J.
Isaac

73,450
Johanna H. Isaac

15,500
Samuel F.
Isaac

16,800
Karen C. Isaac

2,000
Isaac Brothers, L.L.C.


220,200
Isaac Grandchildren's Trust

12,250
Marjorie S.
 Isaac u/w/o Irving H. Isaac Marital Trust

5,000
Total

829,529



II.	Non-Affiliated Shareholders

Holder

Address
Number of
Shares Owned
Abigail E. Isaac

35,800
Benjamin Isaac

14,300
Total

50,100





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Execution Version